EXHIBIT 21.1

HMS HOLDINGS CORP.

LIST OF SUBSIDIARIES

Subsidiary	State of Incorporation
Health Management Systems, Inc.	New York
HMS Business Services Inc.(1)	New York
Allied Management Group Special Investigations Unit, Inc. (1)	California
Permedion Inc. (1)	New York
Reimbursement Services Group Inc.	New York
IntegriGuard, LLC (DBA — HMS Federal)	Delaware
HDI Holdings, Inc.	Nevada
HealthDataInsights, Inc.(2).	Nevada

(1)                                 Wholly-owned by Health Management Systems, Inc.

(2)                                 Wholly-owned by HDI Holdings, Inc.